William P. Morrissey
Senior Vice President
(617) 628-4000                                                       Immediately




                     CENTRAL BANCORP RESPONDS TO 13D FILING
                       NOTING THE COMPANY IS NOT FOR SALE


     SOMERVILLE,  MASSACHUSETTS, July 26, 2001--Central Bancorp (NASDAQ National
Market: CEBK) is aware of the filing by a group including PL Capital of Naperville, Illinois and Archimedes Overseas Ltd., an entity organized in the channel Islands with address in Zurich, Switzerland. The PL Capital and Archimedes filing states that the group has acquired 5.5% of Central Bancorp's outstanding shares of common stock through use of margin account financing. Apparently, the PL Capital-Archimedes group no sooner acquired 5% of Central Bancorp's shares, then it decided that the Bancorp should be sold. Speaking for Central Bancorp, William P. Morrissey, Senior Vice President, stated that the Company is not for sale and that the present economic climate is not the time to sell. Mr. Morrissey questioned why a group including an offshore fund from a tax haven with a business address in Switzerland would be interested in seeking the sale of Central Bancorp at this inappropriate time. He noted that persons who appear to be associated with the group seem to have made the same odd request of other community banks.

     In response to these actions, the Company's Board of Directors has unanimously determined, under the terms of the Company's Shareholder Rights Plan, that, subject to its ownership level, as discussed below, this group is an "Adverse Person" based upon its finding that the group may cause the Company to take actions or enter into a transaction that are contrary to the best long-term interests of the Company and its shareholders, and that the group may have a material adverse impact on the Company's business. Under the Shareholder Rights Plan, were ownership of the group to exceed 10%, the shareholders of the Company, other than this group, would have the right to acquire additional shares of the Company's common stock at a fraction of its current value.

     The Board of Directors also determined that the PL Capital and Archimedes group exceeded the statutory 5 percent threshold for becoming an "interested stockholder" without first obtaining prior approval of the Board of Directors. Accordingly, the group cannot effect any merger of Central Bancorp for three years with any other bank or entity, given (1) the Board of Directors opposition to sale (due to the staggered board, a majority of its directors would not be changed for up to thirty months) and (2) because it also is mathematically not possible for an interested stockholder to acquire the requisite 90% stockholder approval for a merger in light of the fact that Central Bancorp has a long standing employee stock ownership plan in which shares are confidentially voted, and (3) given that other exceptions to the statutory merger bar are likely unavailable to the group. In making its determination, the Board of Directors took into account the interests of all stockholders and also of other constituents, including its employees, communities and customers.

     In connection with the Board's evaluation of this matter, it relied upon the advice of its legal and financial advisors, Skadden, Arps, Slate, Meagher & Flom LLP and Feldman Financial Advisors, Inc., respectively.